Exhibit 99.3
Contact:
Jeff Galow — 713-877-5327
Valerie Calvert — 713-877-5305
QUANEX CORPORATION ANNOUNCES PLAN TO SEPARATE ITS BUILDING PRODUCTS
AND VEHICULAR PRODUCTS BUSINESSES
• BUILDING PRODUCTS TO BE SPUN-OFF DEBT FREE TO SHAREHOLDERS
• QUANEX AND VEHICULAR PRODUCTS TO MERGE WITH GERDAU S.A.
FOR $39.20 PER SHARE IN CASH
Houston, November 19, 2007 — Quanex Corporation (NYSE: NX) today announced that its Board of Directors unanimously approved two transactions as a result of the strategic review announced in May 2007, which explored whether separating Quanex’s Building Products and Vehicular Products businesses would deliver greater value to its shareholders.
First, Quanex will spin-off its Building Products business to its shareholders as a stand-alone company called Quanex Building Products in a taxable distribution. All Quanex shareholders of record will receive one share of Quanex Building Products’ stock for each share of Quanex stock.
Second, immediately subsequent to completion of the spin-off, Quanex, consisting principally of the Vehicular Products business, including its MACSTEEL division, and corporate accounts will merge with a wholly-owned subsidiary of Gerdau S.A. in exchange for $39.20 per share in cash. At this price, Vehicular Products’ total enterprise value will be approximately $1.673 billion. The business is estimated to have generated net sales of approximately $1.1 billion and EBITDA of approximately $162 million (after a $9.9 million LIFO charge) for the year ended October 31, 2007. Quanex has entered into a definitive agreement with Gerdau S.A. with respect to the merger.
Quanex’s Building Products business consists of Engineered Products, which provides OEM window and door customers with engineered products and components, and Aluminum Sheet Products, which primarily supplies the building and construction market with both mill finished and painted aluminum sheets. Building Products net sales are estimated to be approximately

$964 million and EBITDA of approximately $147 million for the fiscal year ended October 31, 2007. Fiscal fourth quarter and 2007 annual results will be reported on December 4, 2007.
Quanex Building Products, as the Building Products business will be known, will be 100 percent owned by Quanex shareholders and is expected to trade on the New York Stock Exchange. Raymond A. Jean will become Chairman and Chief Executive Officer of Quanex Building Products and the current senior leadership team of Quanex will join him. Following the completion of the transaction, the new Quanex Building Products will essentially be debt free and is expected to have strong cash flows.
Raymond A. Jean, chairman and chief Executive officer of Quanex, stated, “we spent considerable time evaluating strategic alternatives and have determined this is the best course of action, as the businesses will benefit from greater strategic focus and capital flexibility, offer exciting opportunities for employees, and deliver compelling value for shareholders. Shareholders will realize significant value in cash through the merger of Quanex with Gerdau, and they will continue to participate in the growth prospects of Building Products through ongoing ownership in this business.”
“As we have said previously, our Vehicular Products and Building Products businesses have different capital costs, processes, products and end markets, and we have concluded that these businesses will be better positioned for success as separate companies,” continued Jean.
“Gerdau will provide an excellent home for Quanex’s Vehicular Products business as it continues to grow its steel presence in North America. Additionally, this combination will provide the scale to compete more effectively in the increasing globalization of the vehicular industry,” said Jean. “We believe our shareholders will realize the most value from our Building Products business through ongoing ownership in this strong, well positioned, pure-play company. Building Products has consistently outperformed the market, generating significant cash flow even under difficult market conditions. As a stand alone company, Quanex Building Products will have the focus, scale, cash flow and balance sheet strength needed to pursue an aggressive growth strategy through both organic opportunities and complimentary acquisitions,” Jean said.

The merger of Quanex by Gerdau S.A. remains subject to approval by Quanex shareholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Exon-Florio Provision and other customary closing conditions. The transactions are expected to be completed by the end of the first quarter of calendar 2008. Until the transactions are consummated, Quanex expects to continue to pay a regular, quarterly cash dividend on its outstanding common stock. The proposed Building Products spin-off is expected to be consummated immediately prior to completion of the Quanex Corp./Gerdau S.A. merger and is structured as a taxable distribution at both the corporate and shareholder levels.
Lazard Frères & Co. LLC acted as financial advisor and Fulbright & Jaworski LLP acted as legal counsel to Quanex Corporation.
Other
EBITDA is defined as operating income plus depreciation and amortization. The Company is providing EBITDA to assist investors in determining relevant transaction metrics.
Reconciliation of estimated 2007 EBITDA to Operating Income

$ in millions	Vehicular Products	Building Products
Opr. Income	$132.7	$109.5
D&A add back	39.0	37.8
Est. LIFO allocation	-10.0	0.0

EBITDA	$161.8	$147.3
Conference Call
Quanex will conduct a conference call at 11am EST, Monday, November 19, 2007. To join the live audio portion of the call, domestic and international callers should dial 973-935-8754 and give the operator the conference ID #9478204. To view the slide presentation while listening to the audio, log on at www.quanex.com. The archived audio with slides will be available on the Company website shortly after the conclusion of the call.
About Quanex
Quanex Corporation, with estimated fiscal 2007 sales of approximately $2 billion, is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets. For further information, visit the Company’s website at www.quanex.com.

Forward Looking Statements
Statements that use the words “expect,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing (December 21, 2006) under the Securities Exchange Act of 1934, in particular the section titled, “Private Securities Litigation Reform Act” contained therein.
Additional Information
This press release may be deemed to be soliciting material relating to the proposed merger transaction between Quanex Corporation and Gerdau S.A. In connection with the proposed merger, Quanex will file a proxy statement and other relevant documents concerning the proposed merger with the SEC. Investors and securities holders of Quanex are urged to read the proxy statement when it becomes available because that document will contain important information about the proposed merger. The definitive proxy statement will be mailed to Quanex stockholders. Investors and security holders may obtain a copy of such documents free of charge from the SEC’s website at www.sec.gov. Copies of such documents may also be obtained free of charge from Quanex’s website at www.quanex.com.
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